Exhibit 10.33(a)

FIRST AMENDMENT TO AGREEMENT OF LEASE

THIS FIRST AMENDMENT TO AGREEMENT OF LEASE (“First Amendment”) is made this 5th day of November, 2003, by and between THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership, successor in interest to OP & F Bernards – 78, L.L.C. (“Landlord”) and RELIANT PHARMACEUTICALS, LLC, a Delaware limited liability company (“Tenant”).

W I T N E S S E T H:

WHEREAS, OP & F Bernards – 78, L.L.C., Landlord’s predecessor in interest, and Tenant entered into that certain Agreement of Lease dated February 5, 2001 (the “Lease”), pursuant to which Tenant leased that certain premises in the building located on the fourth floor of the building located at 110 Allen Road, Liberty Corner, Bernard Township, New Jersey 07938 (the “Building”), said premises containing approximately Fifty-Two Thousand Four Hundred Seventeen (52,417) rentable square feet of office space (the “Original Premises”);

WHEREAS, Landlord and Tenant desire to amend the Lease to (i) increase the square footage of the Original Premises, and (ii) amend certain other terms and conditions of the Lease as herein provided.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree to the following:

1.             Recitals. The recitals set forth above are incorporated herein by this reference with the same force and effect as if fully set forth hereinafter.

2.             Capitalized Terms. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease. From and after the date hereof, the Lease and this First Amendment shall be known collectively as the “Lease”.

3.             Landlord. All references in the Lease to OP & F Bernards – 78, L.L.C., as “Landlord”, shall now apply to The Realty Associates Fund V, L.P., which acquired the Building.

4.             Premises.

a.             Effective November 1, 2003 (the “Effective Date”), the rentable square footage of the Original Premises shall be increased by Twenty Thousand Two Hundred Eighty-Three (20,283) rentable square feet of space on the first floor of the Building as shown on the floor plan attached hereto as Exhibit A-2 (the “Additional Premises”) to Seventy-Two Thousand Seven Hundred Seven (72,707) rentable square feet. Tenant shall, within five (5) days after Landlord’s request, complete and execute the letter attached hereto as Exhibit B-1 and deliver it to Landlord. Landlord shall deliver possession of the

Additional Premises to Tenant broom cleaned and vacant of tenancies except as provided in Paragraph 19 below .

b.             As of the Effective Date, Paragraph 1 of the Basic Lease Provisions and Definitions contained in the Preamble of the Lease (the “Basic Lease Provisions”) shall be deleted in its entirety and the following Paragraph 1 substituted in lieu thereof:

“1.           Premises or Demised Premises: The Demised Premises contains 72,707 rentable square feet of space in the aggregate consisting of the following: (i) the “Original Premises” is outlined in red on the floor plan annexed to the Lease and made a part thereof as Exhibit A consisting of approximately 52,417 rentable square feet located on the fourth floor in the east and west wings, and (ii) the “Additional Premises” is shown on the floor plan annexed to this First Amendment and made a part hereof as Exhibit A-2 consisting of approximately 20,283 rentable square feet located on the first floor, together with all fixtures, equipment, improvements and installations attached to the Original Premises and the Additional Premises, in the building located at 110 Allen Road, Liberty Corner, Bernards Township, New Jersey 07938 (the “Building”) located on the parcel of land more particularly described in Exhibit A-1 attached to the Lease and made a part thereof (the “Land”). The Building and the Land are referred to collectively in the Lease as the “Property.”  The Original Premises and the Additional Premises are referred to collectively in the Lease as the “Demised Premises.”“

c.             From and after the Effective Date, except as otherwise provided herein, all references in the Lease to the Demised Premises shall refer collectively to the Original Premises and the Additional Premises.

5.             Term. The Term of the Lease with respect the Additional Premises shall be coterminous with the Term of the Lease with respect to the Original Premises and, accordingly, shall commence on the Effective Date and expire July 31, 2011 (inclusively, the “Additional Premises Term”), unless terminated sooner pursuant to the provisions of the Lease or hereof.

6.             Fixed Rent.

a.             Throughout the Term of the Lease, Tenant shall continue to pay Fixed Rent with respect to the Original Premises in the amounts set forth in Paragraph 6 of the Basic Lease Provisions and Exhibit F attached to the Lease.

b.             In addition to the Fixed Rent payable under the Lease with respect to the Original Premises, as of the Effective Date, Tenant shall pay Fixed Rent with respect to the Additional Premises, at the times and in the manner set forth in Paragraph 2 of the Lease, according to the following schedule:

Additional Premises Fixed Rent

Lease Period	Annual Fixed Rent		Monthly Fixed Rent
11/01/03 – 05/31/06	$557,782.56	*	$46,481.88
06/01/06 – 01/31/09	$578,065.56	*	$48,172.13
02/01/09 – 07/31/11	$598,348.56	*	$49,862.38

*annualized amounts

c.             Notwithstanding anything to the contrary contained herein, no Fixed Rent shall be paid by Tenant with respect to the Additional Premises for the first eight (8) full consecutive calendar months of the Additional Premises Term. No other amounts due to Landlord under this Lease other than the Fixed Rent with respect to the Additional Premises shall be abated, except as expressly provided herein. In the event Tenant defaults hereunder and fails to cure such default within any applicable notice or cure period, Tenant shall not be entitled to any further abatement of Fixed Rent with respect to the Additional Premises and all Fixed Rent with respect to the Additional Premises previously abated shall be immediately paid by Tenant to Landlord.

d.             Fixed Rent payable with respect to the Additional Premises shall be net of electricity, which shall be a separate charge paid by Tenant in accordance with Paragraphs 15(d) through (o) of the Lease.

e.             Paragraph 2(f) of the Lease is hereby deleted and shall be of no further force and effect.

7.             Base Rent Paid Upon Execution. Upon Tenant’s execution of this First Amendment, Tenant shall deposit with Landlord the sum of Forty-Six Thousand Four Hundred Eighty-One and 88/100 Dollars ($46,481.88) for the first full month’s Fixed Rent due with respect to the Additional Premises, notwithstanding any abatement of Fixed Rent pursuant to Paragraph 5(c) above. The Fixed Rent deposited by Tenant pursuant to this Paragraph 7 shall be applied to the Fixed Rent due with respect to the Additional Premises for the first full calendar month of the Additional Premises Term for which Fixed Rent is due hereunder (i.e., the ninth full calendar month of the Additional Premises Term).

8.             Security Deposit. The Security Deposit held by Landlord pursuant to the Lease shall not be increased in connection with Tenant’s lease of the Additional Premises.

9.             Tenant’s Proportionate Share of Expenses. As of the Effective Date, Paragraph 9 of the Basic Lease Provisions shall be deleted in its entirety and the following Paragraph 9 substituted in lieu thereof:

“9.           Tenant’s Proportionate Share of Expenses:  36.30% comprised of 26.17% with respect to the Original Premises and 10.13% with respect to the Additional Premises, arrived at by dividing the square footage of the Demised Premises (which for purposes of the Lease, is agreed to be 72,707 rentable square feet in the aggregate consisting of the Original Premises containing 52,417 rentable square feet and the Additional Premises containing 20,283 rentable square feet) by (ii) the Total Square Footage of the Building (which for purposes of this Lease is agreed to be 200,270 square feet).”

10.           Parking. As of the Effective Date, Paragraph 13 of the Basic Lease Provisions shall be deleted in its entirety and the following Paragraph 13 substituted in lieu thereof:

“13.         Number of Tenant Allocated Parking Spaces:  Fifteen (15) covered reserved spaces (“Reserved Spaces”) and Tenant shall be permitted to use its pro rata share of unreserved space in common with other Tenants of the Building.”

11.           Operating Expense Base. The “Operating Expense Base” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Additional Premises shall be the calendar year 2004. The “Initial Year” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Additional Premises shall mean the period of time from the Effective Date until the end of the calendar year 2003. The “Real Estate Taxes Base” (as that term is defined in Paragraph 3(a) of the Lease) with respect to the Additional Premises shall be the calendar year 2004. The Operating Expense Base, Initial Year and Real Estate Taxes Base with respect to the Original Premises shall remain as stated in the Lease and shall not be modified hereby.

12.           Tenant Improvements.

a.             Tenant acknowledges that Landlord has met its obligations to construct tenant improvements or provide an allowance for Tenant to construct tenant improvements with respect to the Original Premises pursuant to Exhibit B of the Lease.

b.             Tenant hereby agrees to accept the Additional Premises in its “as-is” condition existing on the date hereof and Landlord shall have no obligation to construct any tenant improvements to the Additional Premises on behalf of Tenant.

c.             Tenant shall construct tenant improvements (“Improvements”) for the Additional Premises in accordance with the plans (the “Plans”), which shall be prepared by Tenant and approved in final form by Landlord, which approval shall not be unreasonably withheld. The Plans shall include items and information as Landlord shall reasonably require to evaluate Tenant’s work. All Improvements shall be constructed in a good and workmanlike manner using new materials and in accordance with all applicable laws, codes and regulations, including the Americans with Disability Act (“ADA”) and in accordance with Paragraph 6 of the Lease (except that the first sentence of Paragraph 6(b) of the Lease shall not apply with respect to the Improvements). It is expressly agreed that (a) Tenant shall not commence any such work until said Plans have been approved by Landlord, and (b) the Plans which have been so approved by Landlord have been used by Tenant, if applicable, to obtain all permits that are necessary to construct the Improvements. Tenant acknowledges that Landlord’s review and approval of the Plans is not conducted for the purpose of determining the accuracy and completeness of the Plans, their compliance with applicable codes and governmental regulations including ADA, or their sufficiency for purposes of obtaining a building permit, all of which shall remain the responsibility of Tenant and Tenant’s architect. Accordingly, Landlord shall not be responsible for any delays in obtaining the building permit due to the insufficiency of the Plans or any delays due to changes in the Plans required by the applicable governmental regulatory agencies reviewing the Plans. If, as a result of any proposed Improvements made by Tenant to the Additional Premises, Landlord is obligated to comply with the ADA or any other law or regulation and such compliance requires Landlord to make any improvement or alteration to any portion of the Building, as a condition to Landlord’s approval, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any such Improvement by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

d.             Tenant shall provide Landlord with a breakdown of the estimated total cost of the Improvements (“Cost Breakdown”), including, without limitation: construction cost of the Improvements; architectural and engineering fees relating to the preparation and review of the space plan and the Plans (inclusive of the initial space plan and all design work above and below the ceiling); governmental agency plan check, permit and other fees; sales and use taxes; testing and inspection costs; and construction fees (including general contractor’s overhead and supervision fees and the construction supervisory fee referred to in subparagraph (i) hereof). In connection thereto, Landlord hereby grants to Tenant an “Improvement Allowance” of up to Twenty and 75/100 Dollars ($20.75) per rentable square foot of space in the Additional Premises (i.e., 20,283 rentable square feet multiplied by $20.75 = $420,872.25). The Improvement Allowance shall be disbursed to Tenant not more frequently than once per month based on disbursement requests submitted by Tenant to Landlord and certified by Tenant’s architect. Such disbursement request shall set forth the total amount incurred, expended and/or due for each requested item less prior disbursements and a description of the work performed, and materials supplied and/or costs incurred or due with respect to each item for which disbursement is requested. Each such disbursement request shall be accompanied by invoices, vouchers, statements, affidavits, payroll records and/or other documents reasonably requested by Landlord, which substantiate costs incurred to justify such a disbursement, together with lien waivers for those contractors and materialmen providing construction services or materials. In addition, each disbursement shall be subject to inspection and approval of completed work by Landlord’s construction engineer. In the event the Cost Breakdown exceeds the Improvement Allowance, Tenant shall pay from another source of funds the amount by which the Cost Breakdown exceeds the Improvement Allowance prior to any disbursement of the Improvement Allowance by Landlord. In the event the actual cost of the Improvements is less than the Improvement Allowance, the unused portion of the Improvement Allowance shall not be paid or refunded to Tenant or be available to Tenant as a credit against any obligations of Tenant under the Lease, except that up to thirty-three percent (33%) of the Improvement Allowance (i.e., $420,872.25 multiplied by .33 = $138,887.84) may be used to reimburse Tenant for its documented, third-party out-of-pocket expenses incurred in connection with its installation of its data and voice cabling and wiring at the Additional Premises. The Improvement Allowance must be expended on or before the expiration of the twelve (12) calendar month period following the Effective Date. If the Improvement Allowance is not expended on or before such date, the Improvement Allowance shall no longer be available to Tenant and Landlord shall have no further obligation to provide such Improvement Allowance to Tenant.

e.             Tenant shall obtain Landlord’s approval of Tenant’s contractor, which approval shall not be unreasonably withheld provided (i) such contractor’s primary business is the construction of tenant/interior finish work in commercial office buildings; (ii) such contractor is licensed to do business in Somerset County, New Jersey, and (iii) such contractor is not a contractor with whom Landlord or its agent has had unsatisfactory dealings in the past. Landlord hereby agrees that if Tenant elects to use Gale Construction Company, LLC or DDB Interior Contracting as Tenant’s contractor, such contractors are pre-approved and shall not require any additional approvals by Landlord. Additionally, Tenant shall submit a copy of the proposed construction contract to Landlord for Landlord’s approval. Landlord’s approval, which shall not be unreasonably withheld, shall be given or denied (as applicable) within ten (10) business days of receipt of the necessary information from Tenant. Tenant’s contractors and subcontractors shall be required to provide the following types of insurance, in the minimum amounts indicated, naming Landlord (and Landlord’s mortgagee, if required by Landlord) as additional insured:

(i)            Workmen’s Compensation with full statutory limits for employer’s liability.

(ii)           Commercial General Liability Insurance including direct and contingent liability in the aggregate amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit coverage per occurrence for personal injury, death or property damage.

(iii)          The Liability Policy shall include coverage for Broad Form Hold Harmless Agreement as is contained in the standard contract.

(iv)          Automobile Liability Insurance with bodily injury limits of $250,000 per person, $500,000 per accident, and $50,000 per accident for Property Damage.

Certificates of insurance for all of the foregoing insurance coverages shall be delivered to Landlord before construction of the improvements is started and before Tenant’s contractor’s equipment is placed upon the Additional Premises. In all other respects, the insurance coverage above mentioned shall comply with the Lease provisions.

f.              It is agreed that Tenant assumes the entire responsibility and liability due to its negligence, including statutory or common law, for any and all injuries or death of any or all persons, including its contractor, subcontractors and employees, and for any and all damages to property caused by or resulting from or arising out of any act or omission on the part of Tenant, its contractor, subcontractors or employees, in the prosecution of the work thereunder. With respect to such work Tenant agrees to indemnify and save harmless Landlord, its mortgagee, architect, engineers and their employees and all other tenants of the Property from and against all losses and expense, including legal fees, which they may suffer or pay as the result of claims or lawsuits due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant, its contractor and subcontractors shall assume and defend at their own expense all such claims or lawsuits, unless caused by the gross negligence or willful misconduct of Landlord. Tenant agrees to insure this assumed liability in its Comprehensive General Liability Policy and the original or copy of the policy delivered to Landlord shall indicate this contractual coverage.

g.             For and during the period of construction, Tenant shall provide and pay for all utilities consumed upon the Additional Premises during said period and for the removal of all temporary connections.

h.             Tenant shall endeavor to cause the contractor to substantially complete construction of the Improvements in a diligent manner. It shall be the sole responsibility of Tenant to file all drawings and specifications, pay all fees and obtain all permits and applications from any governmental authorities having jurisdiction, and to obtain any certificates or approvals, including a certificate of occupancy, required to enable Tenant to occupy the Additional Premises. Upon completion of the Improvements, Tenant’s contractors and/or subcontractors shall provide Landlord, without cost to Landlord, with one

(1) set of transparent “as built” drawings. No delay in completion of construction of the Improvements shall delay the Effective Date beyond the date specified herein.

13.           Signage. Paragraph 9 of the Lease is hereby amended by adding the following new paragraph to the end thereof:

“Tenant, at Tenant’s sole cost and expense, shall have the non-exclusive right to place signage on the exterior of the Building on the top southeast corner of the Building in a location to be mutually agreed upon by Landlord and Tenant, subject to all applicable laws, codes and regulations (including any zoning requirements), as well as any restrictions or covenants of record, Landlord’s signage and design criteria, and otherwise subject to Landlord’s prior approval, including but not limited to, Landlord’s approval of the size, location and installation of such signage, provided:  (i) Tenant is leasing from Landlord a minimum of Seventy-Two Thousand Seven Hundred Seven (72,707) rentable square feet in the Building; (ii) Tenant is the single largest tenant in the Building; (iii) Tenant has neither assigned the Lease nor sublet more than twenty-five percent (25%) of the Premises in the aggregate (so long as Tenant remains the largest Tenant in the Building after any such subletting); and (iv) Tenant has not been in default under the Lease beyond the expiration of any applicable notice and cure period at any time during the Term of the Lease. Landlord shall have the right, (x) at anytime during the Term of the Lease if any of the foregoing conditions are not met, or (y) at the expiration or earlier termination of the Lease, to require Tenant to remove any such signage at Tenant’s sole cost and expense and to repair any damage caused by such removal at Tenant’s sole cost and expense, except that, in the event that Landlord requires Tenant to remove its exterior signage because Tenant is no longer the single largest tenant in the Building, then such signage shall be removed at Landlord’s sole cost and expense. Tenant will be required to have an annual maintenance contract providing for the ongoing maintenance of such sign. The signage rights granted to Tenant in this Paragraph are personal to the original Tenant and may not be assigned by or to any person or entity other than the original Tenant, including in connection with any transfer permitted pursuant to Paragraph 27 of the Lease. Landlord shall use commercially reasonable efforts to cooperate with Tenant in obtaining any necessary authorizations and permits required in connection with such signage. Notwithstanding anything to the contrary contained herein, for purposes of this Paragraph 13, a “Permitted Transferee” (as that term is defined in Paragraph 16 of this First Amendment) shall be deemed to be the “original Tenant” or the “Tenant”. “

14.           Notice. Landlord’s addresses for notice set forth in Paragraph 18 of the Lease shall be deleted entirely and the following shall be substituted in lieu thereof:

“To Landlord:	The Realty Associates Fund V, L.P.
c/o Kwartler Associates, Inc.
2 North Street
Waldwick, New Jersey 07463

With copy to:	TA Associates Realty
28 State Street, Tenth Floor
Boston, Massachusetts 02109

Attention: Mr. Christopher J. Good”

15.           Option to Renew. The Option to Renew contained in Paragraph 24 of the Lease shall apply with respect to the Additional Premises, it being understood that Tenant must exercise the Option to Renew with respect to the entire Demised Premises (i.e., the Original Premises and the Additional Premises) and not merely a part thereof.

16.           Assignment and Subletting. Paragraph 27(c) of the Lease is hereby deleted in its entirety and the following shall be substituted in lieu thereof:

“Notwithstanding anything to the contrary contained in Section 27 of the Lease, provided Tenant is not in default after expiration of all applicable notice and cure periods at the time, Tenant shall have the right, without Landlord’s consent, upon thirty (30) days advance written notice to Landlord, to assign the Lease or sublet the whole or any part of the Premises (a) to any entity or entities which are owned by Tenant, or which owns Tenant, (b) in connection with the sale or transfer of substantially all of the assets of the Tenant or the sale or transfer of substantially all of the outstanding ownership interests in Tenant, or (c) in connection with a merger, consolidation or other corporate reorganization of Tenant (each of the transactions referenced in the above subparagraphs (a), (b), and (c) are hereinafter referred to as a “Permitted Transfer,” and each surviving entity shall hereinafter be referred to as a “Permitted Transferee”); provided, that such assignment or sublease is subject to the following conditions:

(i)            Tenant shall remain fully liable under the terms of the Lease;

(ii)           such Permitted Transfer shall be subject to all of the terms, covenants and conditions of the Lease;

(iii)          such Permitted Transferee has a net worth at least equal to the net worth of Tenant as of the date of this First Amendment, and

(iv)          such Permitted Transferee shall expressly assume the obligations of Tenant under the Lease by a document reasonably satisfactory to Landlord.

In addition, an initial public offering shall not be considered an assignment under the Lease.”

17.           Right of Second Offer. In the event Tenant leases the Additional Space in the Building pursuant to its right of second offer set forth in Paragraph 32 of the Lease or any other additional space in the Building within the twelve (12) month period following the date on which this First Amendment has been executed by both Landlord and Tenant, whichever signs later (the “Execution Date”), then, Landlord and Tenant hereby agree that any such additional space shall be subject to the same terms and conditions applicable to the Additional Premises set forth herein and the parties hereto shall enter into an amendment to the Lease confirming such terms.

18.           Atrium Lighting. Landlord hereby agrees that, within a reasonable period of time following the Effective Date but no later than six (6) months following the Effective Date, Landlord shall remove or replace the existing pink neon lighting in the atrium area of the Building.

19.           Telecommunications Wiring and Equipment. Tenant shall have the right to operate telecommunications equipment and to bring fiber optic cabling into the Demised Premises, subject to all applicable laws, codes and regulations and provided, the cost of installing and maintaining any such cabling shall be borne solely by Tenant and Tenant’s use of such telecommunications equipment and/or cabling shall not unreasonably interfere with any other tenant’s use and enjoyment of its premises or the Common Areas of the Building. Such telecommunications equipment and/or cabling may only be installed, maintained, repaired and replaced by a contractor approved by Landlord, in Landlord’s sole but reasonable discretion. Any such installation shall be made pursuant to Paragraph 6 of the Lease and, notwithstanding anything to the contrary contained in Paragraph 6(b) of the Lease, shall be subject to Landlord’s reasonable consent. The Building’s minimum point of entry (“MPOE”) for telephone service, the Building risers and the telephone terminal rooms located on each floor of the Building may only be accessed with Landlord’s prior consent and by contractors approved by Landlord, in Landlord’s sole but reasonable discretion. Tenant shall be responsible for any loss, cost, damage, liability and expense (including attorneys’ fees) arising out of or related to the installation, maintenance, repair and replacement of any such telecommunications equipment and/or cabling by Tenant. Landlord shall have the right, (i) at the expiration or earlier termination of the Lease, or (ii) in the event such telecommunications equipment and/or cabling interferes with another tenant’s use of its premises or the Common Areas, to require Tenant to remove any such telecommunications equipment and/or cabling and repair and restore any damage caused by such removal at Tenant’s sole cost and expense. Notwithstanding anything to the contrary contained in this Paragraph 19 or elsewhere in the Lease or herein, Tenant understands that the tenant in the space which is adjacent to the Additional Premises (the “Adjacent Tenant”) has telecommunications equipment in the telecommunications closet located in the Additional Premises and Tenant hereby agrees that it shall not disturb any such equipment or unreasonably interfere with such Adjacent Tenant’s use of its telecommunications equipment located in such telecommunications closet until January 31, 2004. The Adjacent Tenant’s right to enter the Additional Premises in order to access such telecommunications closet shall be on reasonable notice to Tenant and during Tenant’s normal business hours (except in the event of an emergency), and shall be made without unreasonable interference to Tenant’s business conducted from the Additional Premises or Tenant’s use and enjoyment of the Additional Premises.

20.           Brokers. Tenant represents and warrants to Landlord that Tenant has not had any dealings or entered into any agreements with any person, entity, realtor, broker, agent or finder in connection with the negotiation of this First Amendment other than Kwartler Associates, Inc. and GVA Williams (collectively, the “Brokers”). Tenant shall indemnify and hold Landlord harmless from and against any loss, claim, damage, expense (including costs of suit and reasonable attorneys’ fees) or liability for any compensation, commission or charges claimed by any other realtor, broker, agent or finder claiming to have dealt with Tenant in connection with this First Amendment. Landlord shall be responsible for payment of the brokers’ fees to the Brokers pursuant to the terms of a separate agreement.

21.           Reaffirmation of Terms. Except as modified herein, all of the terms, covenants and provisions of the Lease are hereby confirmed and ratified and shall remain unchanged and in full force and effect.

22.           Representations. Tenant hereby represents and warrants to Landlord that Tenant (i) is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms, (ii) has full power and authority to execute and perform this First Amendment, and (iii) has taken all action necessary to authorize the execution and performance of this First Amendment.

23.           Counterpart Copies. This First Amendment may be executed in two or more counterpart copies, each of which shall be deemed to be an original and all of which counterparts shall have the same force and effect as if the parties hereto had executed a single copy of this First Amendment.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment as of the day and year first above written.

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By:	Realty Associates Fund V LLC, a Massachusetts
limited liability company,
general partner

	By:	Realty Associates Advisors LLC,
a Delaware limited liability company, Manager

	By:	Realty Associates Advisors Trust, a Massachusetts business trust, sole member

	By:	/s/ Henry G. Brauer
Officer

By:	Realty Associates Fund V Texas Corporation, a
Texas corporation, general partner

	By:	/s/ Henry G. Brauer
Officer

TENANT:

RELIANT PHARMACEUTICALS, LLC,
a Delaware limited liability company

By:	/s/ Joseph J. Krivulka

Its:	President

EXHIBIT A-2

THE ADDITIONAL PREMISES

(Floor Plan)

A-2-1

EXHIBIT B-1

VERIFICATION LETTER

RELIANT PHARMACEUTICALS, LLC, a Delaware limited partnership, (“Tenant”) hereby certifies that it has entered into a lease amendment with THE REALTY ASSOCIATES FUND V, L.P., a Delaware limited partnership (“Landlord”) and verifies the following information as of the                   day of                         , 20       :

Number of Rentable Square Feet in Premises:

Additional Premises Commencement Date:

Lease Termination Date:

Tenant’s Share:

Initial Base Rent:

Federal Tax I.D. No.:

Tenant acknowledges and agrees that all tenant improvements Landlord is obligated to make to the Additional Premises, if any, have been completed and that Tenant has accepted possession of the Additional Premises and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease. Tenant acknowledges that it has inspected the Additional Premises and found them suitable for Tenant’s intended commercial purposes.

TENANT:

RELIANT PHARMACEUTICALS, LLC,
a Delaware limited partnership

By:

Its:

[SIGNATURES CONTINUE ON NEXT PAGE]

B-1-1

ACKNOWLEDGED AND AGREED TO:

LANDLORD:

THE REALTY ASSOCIATES FUND V, L.P.,
a Delaware limited partnership

By:		Realty Associates Fund V LLC, a
Massachusetts limited liability company,
general partner

By:	Realty Associates Advisors LLC,
a Delaware limited liability company,
Manager

	By:	Realty Associates Advisors Trust,
a Massachusetts business trust,
sole member

By:
Officer

By:		Realty Associates Fund V Texas Corporation,
a Texas corporation, general partner

By:
Officer

B-1-2